Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-55978) of Hanover Compressor Company of our report dated June 22, 2007 relating to the financial statements of The Hanover Companies Retirement Savings Plan for the years ended December 31, 2006 and 2005, which appears in this Annual Report on Form 11-K.
/s/ Melton & Melton, L.L.P.
Houston, Texas
June 22, 2007